January 15, 1998

To the owners of Units of
     Limited Partnership Interest in
     Prime Motor Inns Limited Partnership


     You have recently received a letter and proxy solicitation from Davenport Management Corporation ("DMC") seeking, among other things, to remove Prime-American Realty Corp. ("PARC") as General Partner of Prime Motor Inns Limited Partnership (the "Partnership"), to admit DMC as the replacement General Partner of the Partnership, and to request that PARC prepare and submit to the Limited Partners a proposal for the conversion of the Partnership to a corporation.

     In its Proxy Statement, DMC makes a number of statements about the history and condition of the Partnership's properties and operations that are either incomplete or inaccurate. In addition, DMC PROPOSES WHAT IT CALLS A "PLAN OF ACTION" THAT WE THINK REFLECTS A LACK OF PREPARATION OR APPRECIATION OF THE BUSINESS AND POSITION OF THE PARTNERSHIP AND IS POTENTIALLY DANGEROUS TO THE PARTNERSHIP AND TO YOUR INTERESTS.

     1. DMC'S INCOMPLETE DESCRIPTION OF THE PARTNERSHIP'S CONDITION. DMC recounts at some length the "troubled history" and "extremely poor condition of the Partnership's business, operations and financial condition," which, DMC asserts, has resulted in "the diminishment of Unitholder value." This, DMC suggests, is the fault of PARC. The facts are quite different.

     In 1990, PARC and Winegardner & Hammons, Inc. ("W&H") took over operation of the sixteen motor hotels (the "Inns") owned by the Partnership through its 99%-owned subsidiary, AMI Operating Partners,
L.P. ("AMI"). Inns.  They found that  the physical condition  of the Inns,
and  customer satisfaction, had  deteriorated seriously.   In addition,
approximately one-third of the Inns were older properties which, being highway-oriented and having exterior corridors, had a dated appearance. Most of these older Inns were also in less favorable highway locations than many of their competitors, many of which were newer and more attractive.

     As a result of the physical condition of the Inns; the depressed economy in the Northeast; the depressed state of the travel and hospitality industries; and the depressed state of the real estate markets, in 1991 AMI was required to write down the value of the Inns from more than $106 million to $55,270,000. The carrying value of the Inns after that write-down was almost $10 million less than the $64,341,000 outstanding balance of and accrued interest on AMI's mortgage loan at December 31, 1991. That write-down reflected that the Unitholders did not have any remaining equity in the Inns.

     In early 1992, as part of its "pre-packaged" bankruptcy reorganization, AMI restructured its existing mortgage loan (the "Mortgage Loan") and arranged an additional loan (the "Priming Loan") to fund capital improvements and provide working capital. Since that time, AMI has made more than $20 million of capital improvements and refurbishments to the Inns, in addition to normal maintenance and repairs. AMI has been able to increase the average room rate at the Inns each since 1991, from $54.81 in 1991 to $72.56 in 1997. Revenues have increased each year, as have earnings before interest, depreciation and amortization ("EBIDA"), a common measure of operating profit in partnerships. AMI has had positive EBIDA every year since its reorganization.

     2. DMC'S INACCURATE STATEMENTS ABOUT THE "HOLIDAY INNS" FRANCHISES. DMC asserts that Holiday Hospitality Corporation ("HHC") the franchisor of the Inns, "has informed the Partnership that it might not renew the franchise agreements for a majority of the Inns because the Inns no longer meet the
required standards under  the franchise agreement."   In fact,  the Inns  had
met, and continue to meet, all requirements under the franchise agreements. HHC did determine that it did not want to include in the "Holiday Inn" system five of the older, highway-oriented Inns, but had agreed to renew the franchises of the remaining Inns whose franchises were to expire in 1997. (As previously reported to you, even before HHC's determination the General Partner had already listed for sale several Inns, including the Inns that HHC did not want in the system, because those Inns were not sufficiently profitable to justify the additional investment required to remain in the "Holiday Inn" system).

     3. THE DMC "PLAN OF ACTION". DMC's own description in its proxy statement of its "Plan of Action" makes clear that DMC HAS NOT PERFORMED THE ANALYSIS AND REVIEW OF THE OPERATIONS OF THE PARTNERSHIP SUFFICIENT TO SUPPORT ITS ELECTION AS THE GENERAL PARTNER. DMC states:

          "... Neither DMC nor any person acting on its behalf has performed or caused to be performed any analysis of the extent to which (Partnership) expense reduction and control could be effected."

          "...  DMC has  not conducted  such  review (of  the W&H  Management
               Agreement and the Consulting Services Agreement) and cannot predict the outcome of the review, if conducted."

               While DMC lists its "Plan of Action", it admits that "... there can be no assurance that any of the objectives could be attained."

     4. DMC'S FINANCING PLANS. DMC proposes, as part of its "Plan of Action," to refinance or restructure AMI's existing indebtedness and anticipates that that restructuring or refinancing might include the
conversion of some of the existing  indebtedness to  equity.   However,
DMC does not put before the Unitholders any actual financing proposal. DMC does not even report having any indication of interest by any financing source to provide such financing, nor does DMC indicate the terms on which such financing might be arranged (or the effect on the Unitholders of such arrangements--particularly the possible dilutive effect of the conversion
of debt to equity).   DMC says  only that "based on the tenor of (Jerome
Sanzo's) informal discussions and his knowledge of both the capital markets and of the hotel industry and hotel finance, . . . obtaining such financing might be possible..." (emphasis added).

     PARC, however, has been in discussions with AMI's existing lenders and other debt and equity investors since mid-1995 seeking to arrange financing for the PIPs and franchise renewal fees and/or to refinance AMI's existing indebtedness on terms that would provide financing for the franchise renewals or would enable AMI to generate internally the required funding. AMI's existing lenders have declined to provide additional financing, have refused to convert any portion of the existing debt to equity or to sell the existing debt at a discount, have refused to allow any of net proceeds of sale of Inns to be applied to fund PIPs or other franchise renewal fees, and have not agreed to permit any additional indebtedness.

     Despite extensive efforts from 1995 through the end of September, 1997, PARC did not receive any adequate financing proposals. While, PARC did receive some financing proposals, those proposals were contingent upon the existing debt being purchased at a discount (which the existing lenders have said they will not consider) and required that the new lenders be given a substantial equity interest in the Partnership or AMI. PARC believed that such proposals did not provide sufficient financing and were disadvantageous to the Unitholders. Based on its experience, PARC BELIEVES THAT IT IS UNLIKELY THAT DMC WILL BE ABLE TO ARRANGE ADEQUATE FINANCING ON TERMS THAT ARE NOT DISADVANTAGEOUS TO THE UNITHOLDERS. AND WITHOUT FINANCING, THE UNITHOLDERS FACE THE IMMINENT LOSS OF THE INNS AND THEIR ENTIRE INVESTMENT.

     DMC'S PLAN  TO SELL AND REPLACE PROPERTIES.   Though DMC states that the
replacement of underperforming Inns is "a key element of revamping the Partnership's operations," DMC merely repeats PARC's existing plans for the sale of underperforming Inns. However, DMC does not address the fact that the net proceeds of the sale of Inns must be applied to the repayment of
                                     ----
existing debt and cannot be used to acquire replacement properties. DMC appears to assume that the Partnership, after being converted to a corporation, could acquire additional properties either with additional debt (leveraging the new property 100%) or simply by issuing additional equity in the new corporation. Though DMC states that the Partnership is over-leveraged, it does not give any indication of the impact of 100% leverage (if that financing is in fact available) for its new acquisition. Nor does DMC give any indication of how badly the existing Unitholders would be diluted by the issuance of additional equity for acquisition (though common sense suggests that the interests of existing Unitholder would probably be substantially diluted).

     6. DMC'S PLAN TO RENEGOTIATE "HOLIDAY INN" ARRANGEMENTS. DMC states in its proxy statement that it will "attempt to negotiate appropriate arrangements with (HHC)," including short-term franchise extensions for Inns that will be sold, long-term extensions for the retained Inns and an agreement
regarding the  PIPs.   DMC  never  suggests what  "appropriate  arrangements"
it might negotiate or how those arrangements would differ from those that PARC has already negotiated. HHC was willing to permit the Inns that are to be sold to remain in the "Holiday Inn" system for a reasonable period, not beyond June, 1998, in order to permit an orderly sale; HHC had agreed to franchise renewals for the other Inns, subject to payment of renewal fees and required product improvement programs ("PIPs"); HHC had reached substantial agreement with PARC on the nature and magnitude of, and the schedule for, the PIPs for the renewed Inns; and HHC granted AMI extensions of the franchises to allow time for the Servico transaction to be considered by the Unitholders.

    Based on PARC's extensive negotiations with HHC and HHC's consistent policies and practices, there is no reason to believe that DMC will be able to negotiate terms different from those already negotiated by PARC. Further, PARC believes, also based on its extensive negotiations with HHC and HHC's consistent policies and practices, that if DMC is not able to demonstrate its ability to provide assured financing for the PIPs and franchise renewal fees, HHC will not grant further extensions of the expiring franchises. BASED ON DMC'S APPARENT LACK OF ANY FIRM FINANCING PLAN, PARC BELIEVES THAT IF THE DMC "PLAN OF ACTION IS IMPLEMENTED, THE UNITHOLDERS FACE THE VERY REAL RISK OF THE LOSS OF THE "HOLIDAY INN" FRANCHISES (AND THE LOSS OF THE UNITHOLDERS' EQUITY) IN THE NEAR TERM.

    7. DMC'S PLAN TO REMOVE PARC AS GENERAL PARTNER. DMC proposes to remove PARC as the general partner of the Partnership and AMI. Removal and replacement of the general partner of either the Partnership or AMI requires the consent of the Required Lenders under the Priming Loan and the Required Holders under the Mortgage Loan. However, while DMC's proxy statement states that "DMC anticipates that the requisite consents...would be sought" before the replacement of PARC, DMC appears not to have discussed the matter with the lenders or to have any sense as to whether the requisite lenders would consent to DMC's being the general partner of the Partnership or AMI.
REPLACEMENT OF PARC WITHOUT THE REQUISITE CONSENT OF THE LENDERS WILL CONSTITUTE AN EVENT OF DEFAULT UNDER THE PRIMING AND MORTGAGE LOANS AND COULD RESULT IN ACCELERATION OF THOSE LOANS.

    8. DMC'S PLAN FOR IMMEDIATE CONVERSION OF THE PARTNERSHIP TO A CORPORATION. DMC recites at some length the desirability of converting the Partnership to corporate form (in some measure merely repeating what PARC had already reported to Unitholders in Quarterly Reports in 1997). However, there is no tax benefit to the conversion and many of the purported benefits (such as the statement that the new corporation would have greater access to the capital markets) are asserted without support and appear intended merely to provide a justification or basis for other elements of DMC's "Plan of Action."

     The formulation of the structure of the new corporation and the development of the most tax-efficient mechanism for the conversion, and the submission of the proposal to the Unitholders and the lenders for their approval, will cost the Partnership time and money. However, as has been reported to you, the Partnership has entered into an agreement with Servico, Inc. to sell the Partnership's interest in AMI to a subsidiary of Servico and to dissolve. If the Unitholders approve the sale and dissolution, there would not be any purpose for expending Partnership funds to consider conversion or in converting to corporate form.

     9. WHO REALLY BENEFITS FROM DMC'S PLAN? DMC's proxy statement states that, as part of DMC's plan to replace "underperforming Inns," Jerome Sanzo, President of DMC, had "explored certain hotel properties ... as potential acquisition candidates" and "has had discussions with Martin W. Field ...
concerning several profitable hotels owned or controlled by him."   The proxy
statement indicates that certain of DMC's proxy solicitation expenses have been advanced to DMC by Martin W. Field and that "DMC may seek reimbursement from the Partnership for such fees and expenses, and ... does not intend to seek limited partner approval for such reimbursement ... unless such approval is required under Delaware law." In addition, the DMC proxy statement says that "in view of Mr. Field's experience and his present ownership of hotels,
 ... DMC might consider engaging the services of Mr. Field either directly or through entities controlled by Mr. Field, to manage or participate in the management of the Partnership's Inns." Finally, DMC says in its proxy statement that, if the Partnership converts to corporate form, "Mr. Field may be considered as a potential candidate to serve on the Board of Directors of (the new corporation) or as a consultant to (the new corporation)." During the summer and early fall of 1997 Mr. Field and his wife acquired an approximately 4% stake in the Partnership,  and a trust  established by
Mr.  Field for his  children acquired an  approximately  3% stake  in the
Partnership.   All  in all,  it appears that A PRINCIPAL CONSEQUENCE OF THE
DMC "PLAN OF ACTION" IS THAT MR. FIELD AND HIS AFFILIATES WILL TAKE OVER OPERATION OF THE PARTNERSHIP AND MANAGEMENT OF THE INNS, WITH THE PROSPECT THAT THEY WILL SEEK TO SELL THEIR PROPERTIES TO THE PARTNERSHIP.

     Unitholders should be aware that the judgment dockets of State and Federal Courts in New York and Florida show that the Federal Deposit Insurance Corporation recovered a judgment against Mr. Fields in the amount of $6 million for loans on which Mr. Field defaulted in connection with a real estate venture and that the New York City Department of Finance obtained several judgments against Mr. Fields, totaling several hundred thousands dollars, for occupancy taxes unpaid by a real estate venture.

     10. WHAT ARE THE CONSEQUENCES TO THE UNITHOLDERS? DMC'S PROPOSAL TO ACQUIRE PROPERTIES WILL SUBJECT THE UNITHOLDERS TO THE RISKS OF EXCESS
LEVERAGE AND/OR SUBSTANTIAL  DILUTION OF  THEIR INTERESTS.   IF  DMC DOES NOT
ARRANGE FINANCING IN TIME TO RETAIN THE "HOLIDAY INN" AFFILIATION (AND THERE IS NO INDICATION THAT DMC WILL BE ABLE TO RAISE FINANCING ON A TIMELY BASIS, IF AT ALL), NOT ONLY WILL THE LOSS OF THE "HOLIDAY INN" FRANCHISE HAVE AN EXTREMELY ADVERSE IMPACT ON THE OPERATIONS AND VALUE OF THE AFFECTED INNS,
BUT THE LOSS WILL CONSTITUTE AN EVENT OF DEFAULT UNDER THE PRIMING AND MORTGAGE LOANS.

     IS THERE AN ALTERNATIVE? As reported to the Unitholders in the Quarterly Report on Form 10-Q for the third quarter of 1997, PARC concluded that, because AMI had been unable to raise the financing needed to finance the renewal of the "Holiday Inn" franchises, there was an immediate risk of loss of the "Holiday Inn" affiliation, decline in the value of the Inns and
default  under  the  Priming  and  Mortgage Loans.    In  order  to  preserve
Unitholder value, the Partnership entered into an agreement to sell its limited partnership interest in AMI to an affiliate of Servico, Inc for
$8,000,000 in cash. Immediately following that transaction (and as required by the terms of the agreement with Servico), the Partnership would dissolve and distribute the sale proceeds (net only of any taxes on the sale) to the
Unitholders.    THE  SALE  OF  THE  PARTNERSHIP'S INTEREST  IN  AMI  AND  THE
PARTNERSHIP'S SUBSEQUENT DISSOLUTION  BOTH ARE SUBJECT TO THE  CONSENT OF THE
UNITHOLDERS.   YOU  WILL RECEIVE  PROXY  MATERIALS IN  THE  NEAR FUTURE  WITH
RESPECT TO THE SOLICITATION OF YOUR CONSENT TO THAT SALE AND DISSOLUTION.

     IF YOU HAVE ANY QUESTIONS OR NEED ADDITIONAL INFORMATION, PLEASE CALL ME AT 201-791-6166 OR SEND ME A FAX TO 201-796-0900.

                                   Sincerely,

                                   Prime-American Realty Corp



                                   By:
                                        S. Leonard Okin, Vice President